EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of SWK Holdings Corporation on Form S-8 (Nos. 333-208500, 333-150944, 333-142745, 333-136705, 333-113914, 333-104711, 333-64552, 333-59842, 333-55822, 333-35730, 333-32460, 333-93591, 333-92159 and 333-87505) of our report dated March 17, 2017, on our audits of the financial statements of Holmdel Pharmaceuticals, LP as of December 31, 2016 and 2015 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 17, 2017.

/s/ EISNERAMPER LLP

Iselin, New Jersey

March 17, 2017